As filed with the Securities and Exchange Commission on January 6, 2015

Registration No. 333-123375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Post-effective Amendment to Form S-8 Registration Statement
No. 333-123375

MainStreet BankShares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	54-1956616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1075 Spruce Street

Martinsville, Virginia 24112

(276) 632-8054

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

MainStreet BankShares, Inc. 2004 Key Employee Stock Option Plan

(Full title of plan)

William W. Traynham, Jr.

Executive Vice President and Chief Financial Officer

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

(434) 773-2242

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-123375) of MainStreet BankShares, Inc. (“MainStreet”) filed on March 16, 2005 registering 137,000 shares of MainStreet common stock in connection with the MainStreet BankShares, Inc. 2004 Key Employee Stock Option Plan (the “Registration Statement”).

On January 1, 2015, pursuant to the Agreement and Plan of Reorganization, dated as of August 24, 2014, by and between American National Bankshares Inc. (“American National”) and MainStreet, and a related Plan of Merger, MainStreet merged with and into American National (the “Merger”). As a result of the Merger, MainStreet ceased to exist as of January 1, 2015.

Upon the completion of the Merger, each outstanding share of MainStreet common stock was converted into the right to receive $3.46 in cash and 0.482 shares of American National common stock, and cash in lieu of any fractional shares. Shares of MainStreet common stock are no longer quoted on the OTCQB marketplace.

As a result of the Merger, MainStreet has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by MainStreet in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, American National (as successor to MainStreet) hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of MainStreet common stock originally reserved for issuance under the plan covered by the Registration Statement and registered under the Registration Statement, which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to MainStreet BankShares, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, Commonwealth of Virginia, on this 6th day of January, 2015.

AMERICAN NATIONAL BANKSHARES INC. (as successor to MainStreet BankShares, Inc.)

By:	/s/ William W. Traynham, Jr.
William W. Traynham, Jr. Executive Vice President and Chief Financial Officer

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